Exhibit 99.1

Walker & Dunlop Reports Record Revenues of $253 Million As

Diluted Earnings Per Share Grows 47% to $1.95

SECOND QUARTER 2020 HIGHLIGHTS

●	Total transaction volume of $7.1 billion, down 2% from Q2’19
●	Record total revenues of $252.8 million, up 26% from Q2’19
●	Net income of $62.1 million and diluted earnings per share of $1.95, both up 47% from Q2’19
●	Servicing portfolio of $100.0 billion at June 30, 2020, up 11% from Q2’19
●	Declared dividend of $0.36 per share for the quarter

YEAR-TO-DATE 2020 HIGHLIGHTS

●	Total transaction volumes of $18.5 billion, up 40% from 2019
●	Total revenues of $487.0 million, up 26% from 2019
●	Net income of $109.9 million and diluted earnings per share of $3.44, up 27% and 26% respectively from 2019

Bethesda, MD – August 5, 2020 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported second quarter 2020 total revenues of $252.8 million, an increase of 26% over the second quarter of 2019 and a company record. Net income for the second quarter of 2020 was $62.1 million, or $1.95 per diluted share, both up 47% from the second quarter of last year. Second quarter 2020 adjusted EBITDA1 was $48.4 million, down 23% over the same period in 2019. Second quarter total transaction volume decreased 2% from the prior-year quarter to $7.1 billion, with debt financing volume up 8% and property sales volume down 59%. The Company ended the second quarter with $275.2 million of cash on the balance sheet.

Willy Walker, Chairman and CEO commented, “Our team transitioned flawlessly to a distributed work model during the second quarter and delivered record total revenues of $253 million, up 26% year-over-year, and diluted earnings per share of $1.95, up 47% year-over-year.  Exceptionally strong Q2 total transaction volume of $7.1 billion brought W&D’s market share2 of total commercial real estate lending in the United States during the first half of 2020 to an astounding 13.2%, nearly triple our market share for 2019.  Walker & Dunlop’s leadership position in the multifamily financing market is reflected in our record Q2 results and dramatic growth in market share, which should continue for many years to come as multifamily remains the dominant commercial real estate asset class. Record quarterly revenues pushed revenue per employee to over $1.1 million, while we added $5.2 billion of loans from originations to our servicing portfolio, a quarterly record, which pushed our servicing portfolio to over $100 billion at the end of July, accomplishing the first pillar of our ambitious five-year growth plan entitled Vision 2020.”

Mr. Walker continued, “The investments we have made to attract the very best bankers and brokers to Walker & Dunlop, build integrated technology solutions and proprietary databases to better understand our clients’ financing needs, and expand the Walker & Dunlop brand through the Walker Webcast, came together in Q2 2020 to generate exceptional results for our clients and investors.”

Second quarter 2020 Earnings Release

SECOND QUARTER 2020 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q2 2020	Q2 2019	$ Variance	% Variance
Fannie Mae	$2,762,299	$2,357,560	$404,739	17%
Freddie Mac	1,769,280	1,532,939	236,341	15
Ginnie Mae - HUD	640,150	191,502	448,648	234
Brokered	1,495,500	1,945,006	(449,506)	(23)
Principal Lending and Investing[3]	14,091	177,844	(163,753)	(92)
Debt financing volume	$6,681,320	$6,204,851	$476,469	8%
Property sales volume	446,684	1,101,518	(654,834)	(59)
Total transaction volume	$7,128,004	$7,306,369	$(178,365)	(2)%

Discussion of Results:

●	Despite an economic slowdown since mid-March due to the spread of COVID-19, the multifamily housing market has remained resilient, as evidenced by our 8% increase in debt financing volume and 27% increase in Fannie Mae, Freddie Mac and HUD (collectively, the “Agencies”) debt financing volumes.
●	Our second quarter Agency volumes reflected an active multifamily financing market due to sustained demand for multifamily financing, tight spreads, and a low interest rate environment. The overall demand for our Agency loan products remained high despite the macroeconomic disruption caused by COVID-19. The Agencies are countercyclical sources of capital to the multifamily industry and are continuing to lend during the spread of COVID-19, just as they did during the great financial crisis of 2007-2010.
●	Brokered volume was down in the second quarter of 2020, as many capital providers were more cautious or out of the market entirely as a result of uncertainty related to the COVID-19 pandemic, and financing on asset classes other than industrial and multifamily was limited across the industry.
●	The decrease in principal lending and investing volume, which includes interim loans, originations for Walker & Dunlop Investment Partners, Inc. (“WDIP”; formerly known as JCR Capital Investment Corporation) separate accounts, and joint venture bridge lending, was primarily due to a year-over-year decrease in interim loans originated for our bridge lending joint venture and WDIP separate accounts as a result of uncertainty related to the COVID-19 pandemic. We did not originate any loans for our own balance sheet during the first half of 2020.
●	Property sales volume declined as the overall commercial real estate acquisition market slowed in the second quarter as a result of the COVID-19 pandemic.

Second quarter 2020 Earnings Release

MANAGED PORTFOLIO
(dollars in thousands)	Q2 2020	Q2 2019	$ Variance	% Variance
Fannie Mae	$45,160,004	$38,236,807	$6,923,197	18%
Freddie Mac	33,222,090	31,811,145	1,410,945	4
Ginnie Mae - HUD	9,749,888	10,066,874	(316,986)	(3)
Brokered	11,519,629	9,535,470	1,984,159	21
Principal Lending and Investing	336,473	246,729	89,744	36
Total servicing portfolio	$99,988,084	$89,897,025	$10,091,059	11%
Assets under management	1,884,673	1,595,446	289,227	18
Total Managed Portfolio	$101,872,757	$91,492,471	$10,380,286	11%
Weighted-average servicing fee rate (basis points)	23.3	23.4
Weighted-average remaining servicing portfolio term (years)	9.5	9.8

Discussion of Results:

●	Our servicing portfolio continues to experience steady growth due to our significant debt financing volumes and relatively few maturities and prepayments over the past year.
●	During the second quarter of 2020, we added $5.2 billion of net loans to our servicing portfolio, and over the past 12 months, we added $10.1 billion of net loans to our servicing portfolio, 83% of which were Fannie Mae and Freddie Mac loans.
●	Only $4.1 billion of Agency loans in our servicing portfolio, with a weighted-average servicing fee of 25.6 basis points, are scheduled to mature over the next two years.
●	The slight decrease in the weighted-average servicing fee was due primarily to a lower weighted-average servicing fee on our new Fannie Mae debt financing volume than on the Fannie Mae loans that have matured or prepaid over the past year. The increase in the servicing portfolio during the second quarter of 2020 included the addition of a $2.4 billion portfolio of Fannie Mae loans that had a weighted-average servicing fee of 10 basis points. The downward impact of the large portfolio was slightly offset during the second quarter by an increase in the servicing fee margin on other Fannie Mae debt financing volume.
●	We added net mortgage servicing rights (“MSRs”) from originations of $55.8 million in the quarter, a record, and $90.2 million over the past 12 months.
●	The MSRs associated with our servicing portfolio had a fair value of $959.0 million as of June 30, 2020, compared to $874.0 million as of June 30, 2019.
●	Assets under management (AUM) as of June 30, 2020 consisted of $1.2 billion of loans and funds managed by our registered investment adviser, WDIP, $0.6 billion of loans in our interim lending joint venture and $71 million of loans we manage for an affiliate of our joint venture partner. The year-over-year increase in AUM is related to both WDIP’s fundraising activity over the past 12 months and growth in the interim lending joint venture.
●	For most of the loans we service under the Fannie Mae DUS program and for loans under Ginnie Mae’s program, should a borrower fail to make debt service payments, we are obligated to advance the principal and interest and guaranty fees, and we will be reimbursed by either Fannie Mae or Ginnie Mae. At the end of June, we had $5.9 million of outstanding advances under our Fannie Mae and HUD servicing agreements, compared to $2.9 million at the end of March. We are not obligated to make advances for any of the other loan types that we service.
●	During the second quarter of 2020, we obtained a $100.0 million sublimit to an Agency warehouse line with one of our warehouse lending banks that can be used to fund our advances of principal and interest payments related to our Fannie Mae

Second quarter 2020 Earnings Release

portfolio. The facility provides 90% of the principal and interest advance payment and is collateralized by Fannie Mae’s commitment to repay the advance. We had a small balance of borrowings under this facility as of June 30, 2020.

REVENUES
(dollars in thousands)	Q2 2020	Q2 2019	$ Variance	% Variance
Loan origination and debt brokerage fees, net	$77,907	$65,610	$12,297	19%
Fair value of expected net cash flows from servicing, net ("MSR Income")	90,369	41,271	49,098	119
Servicing fees	56,862	53,006	3,856	7
Net warehouse interest income, LHFS	6,314	210	6,104	2,907
Net warehouse interest income, LHFI	3,087	6,201	(3,114)	(50)
Escrow earnings and other interest income	2,671	14,616	(11,945)	(82)
Property sales broker fees	3,561	5,752	(2,191)	(38)
Other revenues	12,054	13,659	(1,605)	(12)
Total revenues	$252,825	$200,325	$52,500	26%
Key revenue metrics (as a percentage of debt financing volume):
Origination related fees[3]	1.17%	1.08%
MSR Income[4]	1.36	0.68
MSR Income - Agency loans[5]	1.75	1.01

Discussion of Results:

●	The increase in loan origination and debt brokerage fees was the result of the 8% increase in overall debt financing volume and an increase in the volume of Agency loans as a percentage of overall debt financing volume.
●	An increase in Fannie Mae debt financing volume, coupled with an increase in the weighted-average servicing fee on Fannie Mae loans, led to the increase in MSR Income.
●	The increase in the volume of Agency loans as a percentage of overall debt financing volume led to the increase in MSR Income as a percentage of debt financing volume.
●	The increase in the weighted-average servicing fee on Fannie Mae loans and an increase in HUD debt financing volume led to the increase in MSR Income from Agency loans as a percentage of debt financing volume.
●	The $10.1 billion net increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year, partially offset by the slight decline in the servicing portfolio’s weighted-average servicing fee.
●	The increase in net warehouse interest income from loans held for sale (“LHFS”) was due to a 110% increase in the average balance of LHFS outstanding and an increase in the net spread from 7 basis points in the prior year to 97 basis points in the current year.
●	The decrease in net warehouse interest income from loans held for investment (“LHFI”) was due to a smaller average balance of loans outstanding and a substantial decrease in the net spread. During the prior year, the Company held a large loan that was fully funded with corporate cash, resulting in an overall high net spread. During the current year, a much smaller balance of loans was fully funded with corporate cash.
●	Escrow earnings and other interest income decreased due to a substantial year-over-year decrease in short-term interest rates, upon which our earnings rates are based, partially offset by a slight increase in the average escrow balance.
●	The decrease in property sales broker fees was directly a result of the decrease in property sales volume year over year.

Second quarter 2020 Earnings Release

EXPENSES
(dollars in thousands)	Q2 2020	Q2 2019	$ Variance	% Variance
Personnel	$106,920	$84,398	$22,522	27%
Amortization and depreciation	42,317	37,381	4,936	13
Provision (benefit) for credit losses	4,903	961	3,942	410
Interest expense on corporate debt	2,078	3,777	(1,699)	(45)
Other operating expenses	13,069	16,830	(3,761)	(22)
Total expenses	$169,287	$143,347	$25,940	18%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	42%	42%
Other operating expenses	5	8

Discussion of Results:

●	The growth in personnel expenses was largely the result of a 17% increase in average headcount and associated salaries, benefits, and annual bonus as we continue to scale our business through strategic acquisitions and organic hiring, and an increase in commissions expense driven by the increase in loan origination and debt brokerage fees.
●	Amortization and depreciation increased primarily due to the growth in the average balance of MSRs outstanding year over year.
●	The increase in provision for credit losses was primarily related to the manner in which the Company was required to calculate its allowances for credit losses. During the prior year, these allowances were calculated based on an incurred loss methodology. During the current year, as a result of the implementation of the current expected credit loss (“CECL”) accounting standard, the allowances were calculated based on an expected lifetime credit losses methodology. The Company has not experienced a significant deterioration in the overall credit quality of the at risk servicing portfolio due to the COVID-19 pandemic.
●	The decrease in the interest expense on corporate debt is related to the decrease in the average 30-day LIBOR upon which our long-term debt interest is based.
●	The decrease in other operating expenses stemmed primarily from decreased travel and entertainment costs in the second quarter, a direct impact of COVID-19 pandemic-related limitations and travel restrictions.

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q2 2020	Q2 2019	$ Variance	% Variance
Walker & Dunlop net income	$62,059	$42,196	$19,863	47%
Adjusted EBITDA	48,394	62,609	(14,215)	(23)
Diluted EPS	$1.95	$1.33	$0.62	47%
Operating margin	33%	28%
Return on equity	23	18

Discussion of Results:

●	The increase in net income was the result of a 47% increase in income from operations, as the growth in total revenues outpaced the growth in total expenses during the second quarter.
●	The decrease in adjusted EBITDA was primarily driven by the increase in personnel expense and decreases in escrow earnings, interest income from LHFI, and property sales broker fees, partially offset by increases in loan origination and debt brokerage fees, servicing fees, and interest income from LHFS and a decrease in other operating expenses.

Second quarter 2020 Earnings Release

KEY CREDIT METRICS
(dollars in thousands)	Q2 2020	Q2 2019	$ Variance	% Variance
At risk servicing portfolio[6]	$40,640,024	$34,795,771	$5,844,253	17%
Maximum exposure to at risk portfolio[7]	8,266,261	7,118,314	1,147,947	16
Defaulted loans	$48,481	$20,981	$27,500	131%
Key credit metrics (as a percentage of the at risk portfolio):
Defaulted loans	0.12%	0.06%
Allowance for risk-sharing	0.17	0.02
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.84%	0.11%

Discussion of Results:

●	Our at risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae volume during the past 12 months. There were two defaulted loans in our at risk servicing portfolio as of June 30, 2020 which defaulted and were provisioned for during the first and fourth quarters of 2019. Both properties have been foreclosed on and final settlement of any losses will occur in the future upon disposition of the assets by Fannie Mae.
●	Pursuant to the Coronavirus Aid, Relief, and Economic Security (CARES) Act, Fannie Mae instituted a mortgage forbearance program in April in response to the COVID-19 crisis. Under the terms of the forbearance program, borrowers impacted by COVID-19 can request that debt service payments be deferred for a period of up to three months, after which the deferred payments must be repaid over a 12-month period. As of June 30, 2020, we had granted COVID-19-related forbearance on 9 loans in our at risk servicing portfolio with an aggregate outstanding unpaid principal balance of $260.9 million.
●	The allowance for risk-sharing as a percentage of the at risk portfolio increased due to the implementation of CECL during the current year and due to our forecast of an increase in short-term future losses as a result of the COVID-19 pandemic. The Company has not experienced a significant deterioration in the overall credit quality of the at risk servicing portfolio due to the COVID-19 pandemic.
●	The on-balance sheet interim loan portfolio, which is comprised of loans for which the Company has full risk of loss, was $336.5 million at June 30, 2020 compared to $246.7 million at June 30, 2019. There was one defaulted loan in our interim loan portfolio at June 30, 2020, which defaulted and was provisioned for during 2019. All other loans in the on-balance sheet interim loan portfolio are current and performing as of June 30, 2020. The interim loan joint venture holds $624.1 million of loans as of June 30, 2020, for which the Company indirectly shares in a small portion of the risk of loss. All loans in the interim loan joint venture are current and performing as of June 30, 2020.

YEAR-TO-DATE 2020 OPERATING RESULTS

Total transaction volume for the six months ended June 30, 2020 was $18.5 billion, a 40% increase from the same period last year.

Total revenues for the six months ended June 30, 2020 were $487.0 million compared to $387.8 million for the same period last year, a 26% increase. The change in total revenues was largely driven by (i) a 25% increase in loan origination and debt brokerage fees which was largely related to an increase in debt financing volume, (ii) a 93% increase in MSR Income, which was attributable to the overall increase in debt financing volume, a substantial increase in Fannie Mae volume as a percentage of total debt financing volume, and a significant increase in the weighted-average service fee on Fannie Mae loan volume, (iii) a 7% increase in servicing fees related to growth in our servicing portfolio, and (iv) an 11% increase in net warehouse interest income as a result of a substantially larger average balance of loans held for sale and a sharp increase in the spread on these loans. Partially offsetting these increases was a 53% decline in escrow earnings and other interest income due to a substantial decline in short-term interest rates.

Second quarter 2020 Earnings Release

Total expenses for the six months ended June 30, 2020 and 2019 were $343.2 million and $274.7 million, respectively. The 25% increase in total expenses was primarily driven by an increase in personnel expense of 26% due to increases in (i) salaries and benefits expenses resulting from a rise in average headcount due to the continued growth of our business, (ii) commissions expense resulting from higher loan origination and debt brokerage fees and property sales fees due to growth in debt financing and property sales volumes, and (iii) bonus expense resulting from improved company financial performance year over year. Personnel expenses as a percentage of total revenues remained consistent at 40% year over year despite the increased expenses. Amortization and depreciation costs increased 9% due to an increase in the average balance of MSRs outstanding and an increase in write offs due to prepayments year over year. Provision for credit losses increased substantially year over year. During the first quarter of 2020, the Company recorded a provision expense of $23.6 million as a result of adopting CECL and due to the COVID-19 pandemic and its expected impacts on future losses in the at risk servicing portfolio. During the second quarter of 2020, the Company recorded a provision expense of $4.9 million related only to the increase in the Company at risk servicing portfolio balance. Interest expense on corporate debt decreased 34% as a result of a decrease in short-term interest rates year over year. Other operating expenses decreased 4% primarily due to decreases in travel and entertainment expenses as a direct result of COVID-19 impacts.

Operating margin for the six months ended June 30, 2020 and 2019 was 30% and 29%, respectively. The slight increase in operating margin was due to a 26% increase in total revenues and a 25% increase in total expenses.

Net income for the six months ended June 30, 2020 was $109.9 million compared to net income of $86.4 million for the same period last year, a 27% increase. The increase in net income was the result of a 27% increase in income from operations.

For the six months ended June 30, 2020 and 2019, adjusted EBITDA was $112.5 million and $129.3 million, respectively. The 13% decrease was largely driven by the increase in personnel expense and the decrease in escrow earnings, partially offset by increases in loan origination and debt brokerage fees and servicing fees.

For the six months ended June 30, 2020 and 2019, return on equity was 21% and 19%, respectively.

DIVIDENDS AND SHARE REPURCHASES

On August 4, 2020, our Board of Directors declared a dividend of $0.36 per share for the third quarter of 2020. The dividend will be paid September 8, 2020 to all holders of record of our restricted and unrestricted common stock as of August 21, 2020.

During the first quarter of 2020, the Company’s Board of Directors approved a new stock repurchase program that permits the repurchase of up to $50.0 million of the Company’s common stock over a 12-month period beginning on February 11, 2020. During the second quarter of 2020, the Company did not repurchase any shares. During the first quarter, the Company repurchased 0.2 million shares of its common stock under the share repurchase program at a weighted average price of $63.58 per share and immediately retired the shares, reducing stockholders’ equity by $10.2 million. As of June 30, 2020, the Company had $39.8 million of authorized share repurchase capacity remaining under the 2020 share repurchase program.

Any future purchases made pursuant to the share repurchase program will be made in the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

1 Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

2 Market share calculated through the first half of 2020 using 50% of the Mortgage Bankers Association forecast volume for 2020.

3 Includes debt financing volumes from our interim loan platform, our interim loan joint venture, and WDIP separate accounts.

4 Excludes the income and debt financing volume from Principal Lending and Investing.

5 The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.

6 At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

Second quarter 2020 Earnings Release

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

7 Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, August 5, 2020 at 8:30 a.m. Eastern time. Listeners can access the webcast via the link: https://walkerdunlop.zoom.us/webinar/register/WN_fkdsIuSGT3Wk6qpKiziNsg or by dialing +1 408 901 0584, Webinar ID 920 4271 6559 Password 857934. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate finance companies in the United States. The Company provides a comprehensive range of capital solutions for all commercial real estate asset classes, as well as investment sales brokerage services to owners of multifamily properties. Walker & Dunlop is included on the S&P SmallCap 600 Index and was ranked as one of FORTUNE Magazine’s Fastest Growing Companies in 2014, 2017, and 2018. Walker & Dunlop’s 875+ professionals in 40 offices across the nation have an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision (benefit) for credit losses net of write-offs, stock-based incentive compensation charges, and non-cash revenues such as the fair value of expected net cash flows from servicing, net. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering.

●	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
●	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
●	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the

Second quarter 2020 Earnings Release

use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) the impact of the COVID-19 pandemic on the Company’s business, results of operations, and financial condition, including due to its principal and interest advance obligations on Fannie Mae and Ginnie Mae loans it services, and the domestic economy, (2) general economic conditions and multifamily and commercial real estate market conditions, (3) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (4) our ability to retain and attract loan originators and other professionals, and (5) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any updates or supplements in subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Duffey	Susan Weber
Vice President, Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

Second quarter 2020 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Unaudited

	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
(in thousands)
Assets
Cash and cash equivalents	$275,202	$205,309	$120,685	$65,641	$74,184
Restricted cash	10,894	30,745	8,677	9,138	15,454
Pledged securities, at fair value	128,296	121,495	121,767	120,302	119,289
Loans held for sale, at fair value	1,733,598	1,186,577	787,035	1,259,075	1,302,938
Loans held for investment, net	404,527	454,213	543,542	454,430	432,593
Mortgage servicing rights	778,269	722,486	718,799	697,350	688,027
Goodwill and other intangible assets	251,165	247,257	182,959	183,122	183,286
Derivative assets	27,085	158,233	15,568	25,554	22,420
Receivables, net	50,188	52,185	52,146	56,149	51,982
Other assets	133,825	133,475	124,021	110,240	104,044
Total assets	$3,793,049	$3,311,975	$2,675,199	$2,981,001	$2,994,217

Liabilities
Warehouse notes payable	$1,863,654	$1,305,846	$906,128	$1,263,036	$1,313,955
Note payable	292,819	293,371	293,964	294,255	294,840
Guaranty obligation, net	54,872	55,758	54,695	52,656	51,414
Allowance for risk-sharing obligations	69,191	64,110	11,471	7,256	7,964
Derivative liabilities	13,739	172,623	36	17,726	35,122
Performance deposits from borrowers	11,696	29,575	7,996	8,711	14,737
Other liabilities	396,527	347,377	358,624	335,119	311,950
Total liabilities	$2,702,498	$2,268,660	$1,632,914	$1,978,759	$2,029,982

Equity
Preferred shares	$—	$—	$—	$—	$—
Common stock	304	303	300	300	300
Additional paid-in capital	238,094	236,007	237,877	231,297	227,621
Accumulated other comprehensive income (loss)	249	(1,181)	737	1,015	892
Retained earnings	851,904	801,139	796,775	763,195	730,562
Total stockholders’ equity	$1,090,551	$1,036,268	$1,035,689	$995,807	$959,375
Noncontrolling interests	—	7,047	6,596	6,435	4,860
Total equity	$1,090,551	$1,043,315	$1,042,285	$1,002,242	$964,235
Commitments and contingencies	—	—	—	—	—
Total liabilities and equity	$3,793,049	$3,311,975	$2,675,199	$2,981,001	$2,994,217

Second quarter 2020 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

Unaudited

	Quarterly Trends					Six months ended
						June 30,
(in thousands, except per share amounts)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019	2020	2019
Revenues
Loan origination and debt brokerage fees, net	$77,907	$76,373	$69,921	$65,144	$65,610	$154,280	$123,407
Fair value of expected net cash flows from servicing, net	90,369	68,000	47,771	50,785	41,271	158,369	82,209
Servicing fees	56,862	55,434	55,126	54,219	53,006	112,296	105,205
Net warehouse interest income	9,401	5,495	6,095	6,172	6,411	14,896	13,432
Escrow earnings and other interest income	2,671	10,743	12,988	15,163	14,616	13,414	28,684
Other revenues	15,615	18,112	25,289	20,784	19,411	33,727	34,825
Total revenues	$252,825	$234,157	$217,190	$212,267	$200,325	$486,982	$387,762

Expenses
Personnel	$106,920	$89,525	$97,082	$93,057	$84,398	$196,445	$156,029
Amortization and depreciation	42,317	39,762	39,552	37,636	37,381	82,079	75,284
Provision for credit losses	4,903	23,643	4,409	(772)	961	28,546	3,636
Interest expense on corporate debt	2,078	2,860	3,292	3,638	3,777	4,938	7,429
Other operating expenses	13,069	18,090	14,881	19,393	16,830	31,159	32,322
Total expenses	$169,287	$173,880	$159,216	$152,952	$143,347	$343,167	$274,700
Income from operations	$83,538	$60,277	$57,974	$59,315	$56,978	$143,815	$113,062
Income tax expense	21,479	12,672	15,019	15,246	14,832	34,151	26,856
Net income before noncontrolling interests	$62,059	$47,605	$42,955	$44,069	$42,146	$109,664	$86,206
Less: net income (loss) from noncontrolling interests	—	(224)	39	26	(50)	(224)	(208)
Walker & Dunlop net income	$62,059	$47,829	$42,916	$44,043	$42,196	$109,888	$86,414
Other comprehensive income (loss), net of tax:
Net change in unrealized gains and losses on pledged available-for-sale securities	1,430	(1,917)	(278)	123	666	(487)	967
Walker & Dunlop comprehensive income	$63,489	$45,912	$42,638	$44,166	$42,862	$109,401	$87,381

Basic earnings per share	$1.98	$1.53	$1.38	$1.42	$1.36	$3.52	$2.80
Diluted earnings per share	1.95	1.49	1.34	1.39	1.33	3.44	2.72
Cash dividends declared per common share	0.36	0.36	0.30	0.30	0.30	0.72	0.60

Basic weighted average shares outstanding	30,352	30,226	29,996	29,987	29,985	30,288	29,834
Diluted weighted average shares outstanding	30,860	31,160	30,976	30,782	30,744	30,960	30,720

Second quarter 2020 Earnings Release

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends					Six months ended
						June 30,
(dollars in thousands, except per share data)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019	2020	2019
Transaction Volume:
Components of Debt Financing Volume
Fannie Mae	$2,762,299	$4,171,491	$1,692,839	$2,012,291	$2,357,560	$6,933,790	$4,340,370
Freddie Mac	1,769,280	997,796	1,526,321	1,747,316	1,532,939	2,767,076	3,106,573
Ginnie Mae - HUD	640,150	354,687	197,350	281,249	191,502	994,837	369,760
Brokered (1)	1,495,500	3,993,885	3,884,101	3,100,717	1,945,006	5,489,385	3,379,135
Principal Lending and Investing (2)	14,091	107,950	532,434	149,800	177,844	122,041	253,706
Total Debt Financing Volume	$6,681,320	$9,625,809	$7,833,045	$7,291,373	$6,204,851	$16,307,129	$11,449,544
Property Sales Volume	446,684	1,730,617	1,979,010	1,615,963	1,101,518	2,177,301	1,798,129
Total Transaction Volume	$7,128,004	$11,356,426	$9,812,055	$8,907,336	$7,306,369	$18,484,430	$13,247,673

Key Performance Metrics:
Operating margin	33%	26%	27%	28%	28%	30%	29%
Return on equity	23	19	17	18	18	21	19
Walker & Dunlop net income	$62,059	$47,829	$42,916	$44,043	$42,196	$109,888	$86,414
Adjusted EBITDA (3)	48,394	64,129	64,076	54,539	62,609	112,522	129,293
Diluted EPS	1.95	1.49	1.34	1.39	1.33	3.44	2.72

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	42%	38%	45%	44%	42%	40%	40%
Other operating expenses	5	8	7	9	8	6	8
Key Revenue Metrics (as a percentage of debt financing volume):
Origination related fees (4)	1.17%	0.79%	0.93%	0.91%	1.08%	0.95%	1.09%
Gains attributable to MSRs (4)	1.36	0.71	0.65	0.71	0.68	0.98	0.73
Gains attributable to MSRs - Agency (5)	1.75	1.23	1.40	1.26	1.01	1.48	1.05

Other Data:
Market capitalization at period end	$1,580,183	$1,250,860	$1,995,236	$1,772,272	$1,636,483
Closing share price at period end	$50.81	$40.27	$64.68	$55.93	$53.21
Average headcount	860	837	815	775	735

Components of Servicing Portfolio:
Fannie Mae	$45,160,004	$41,166,040	$40,049,095	$39,429,007	$38,236,807
Freddie Mac	33,222,090	32,191,699	32,583,842	32,395,360	31,811,145
Ginnie Mae - HUD	9,749,888	9,750,696	9,972,989	9,998,018	10,066,874
Brokered (6)	11,519,629	11,326,492	10,151,120	9,628,896	9,535,470
Principal Lending and Investing (7)	336,473	387,314	468,123	303,218	246,729
Total Servicing Portfolio	$99,988,084	$94,822,241	$93,225,169	$91,754,499	$89,897,025
Assets under management (8)	1,884,673	2,001,984	1,958,078	1,620,603	1,595,446
Total Managed Portfolio	$101,872,757	$96,824,225	$95,183,247	$93,375,102	$91,492,471

Key Servicing Portfolio Metrics (end of period):
Weighted-average servicing fee rate (bps)	23.3	23.3	23.2	23.3	23.4
Weighted-average remaining term (years)	9.5	9.5	9.6	9.6	9.8

(1)	Brokered transactions for life insurance companies, commercial mortgage backed securities, commercial banks, and other capital sources.
(2)	Includes debt financing volumes from our interim lending platform, our interim lending joint venture, and WDIP separate accounts.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	Excludes the income and debt financing volume from Principal Lending and Investing.
(5)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.
(6)	Brokered loans serviced primarily for life insurance companies.
(7)	Consists of interim loans not managed for our interim loan joint venture.
(8)	Interim loans serviced for our interim loan joint venture and WDIP assets under management.

Second quarter 2020 Earnings Release

KEY CREDIT METRICS

Unaudited

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2020	2020	2019	2019	2019
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$35,707,326	$34,148,159	$33,063,130	$32,291,310	$30,996,641
Fannie Mae Modified Risk	9,411,097	6,973,167	6,939,349	7,067,397	7,180,234
Freddie Mac Modified Risk	52,696	52,706	52,817	52,828	52,938
Total risk-sharing servicing portfolio	$45,171,119	$41,174,032	$40,055,296	$39,411,535	$38,229,813

Non-risk-sharing servicing portfolio:
Fannie Mae No Risk	$41,581	$44,715	$46,616	$70,300	$59,932
Freddie Mac No Risk	33,169,394	32,138,992	32,531,025	32,342,532	31,758,207
GNMA - HUD No Risk	9,749,888	9,750,696	9,972,989	9,998,018	10,066,874
Brokered	11,519,629	11,326,492	10,151,120	9,628,896	9,535,470
Total non-risk-sharing servicing portfolio	$54,480,492	$53,260,895	$52,701,750	$52,039,746	$51,420,483
Total loans serviced for others	$99,651,611	$94,434,927	$92,757,046	$91,451,281	$89,650,296
Interim loans (full risk) servicing portfolio	336,473	387,314	468,123	303,218	246,729
Total servicing portfolio unpaid principal balance	$99,988,084	$94,822,241	$93,225,169	$91,754,499	$89,897,025

Interim Loan Joint Venture Managed Loans (1)	$695,267	$802,559	$741,000	$607,769	$574,430

At risk servicing portfolio (2)	$40,640,024	$37,864,262	$36,699,969	$36,005,403	$34,795,771
Maximum exposure to at risk portfolio (3)	8,266,261	7,729,120	7,488,985	7,360,037	7,118,314
Defaulted loans	48,481	48,481	48,481	20,981	20,981
Specifically identified at risk loan balances associated with allowance for risk-sharing obligations	48,481	48,481	48,481	20,981	20,981

Defaulted loans as a percentage of the at risk portfolio	0.12%	0.13%	0.13%	0.06%	0.06%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.17	0.17	0.03	0.02	0.02
Allowance for risk-sharing as a percentage of maximum exposure	0.84	0.83	0.15	0.10	0.11

(1)	Consists of $71.1 million as of June 30, 2020 and March 31 2020, $70.5 as of December 31, 2019 and $70.1 million for the remaining periods of loans managed directly for our interim loan joint venture partner and interim loan joint venture managed loans. We indirectly share in a portion of the risk of loss associated with interim loan joint venture managed loans through our 15% equity ownership in the joint venture. We have no exposure to risk of loss for the loans serviced directly for our interim loan joint venture partner. The balance of this line is included as a component of assets under management in the Supplemental Operating Data table.
(2)	At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio. For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.
(3)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Second quarter 2020 Earnings Release

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

	Quarterly Trends					Six months ended
						June 30,
(in thousands)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019	2020	2019
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$62,059	$47,829	$42,916	$44,043	$42,196	$109,888	$86,414
Income tax expense	21,479	12,672	15,019	15,246	14,832	34,151	26,856
Interest expense on corporate debt	2,078	2,860	3,292	3,638	3,777	4,938	7,429
Amortization and depreciation	42,317	39,762	39,552	37,636	37,381	82,079	75,284
Provision (benefit) for credit losses	4,903	23,643	4,409	(772)	961	28,546	3,636
Net write-offs	—	—	—	—	—	—	—
Stock compensation expense	5,927	5,363	6,659	5,533	4,733	11,289	11,883
Fair value of expected net cash flows from servicing, net (1)	(90,369)	(68,000)	(47,771)	(50,785)	(41,271)	(158,369)	(82,209)
Adjusted EBITDA	$48,394	$64,129	$64,076	$54,539	$62,609	$112,522	$129,293

(1)	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.